Exhibit C

          Complaint filed by Citadel Holding Corporation on November 16, 1994 in the United States District Court for the Central District of California in action captioned Citadel Holding Corporation v. Dillon Investors, L.P., Roderick H. Dillon, Jr., Roderick H. Dillon, Jr. Foundation, Bradley C. Shoup, Timothy M. Kelley, Ralph V. Whitworth and Jordan M. Spiegel.

                       Page 26 of 47 Pages


                  UNITED STATES DISTRICT COURT
                 CENTRAL DISTRICT OF CALIFORNIA


CITADEL HOLDING CORPORATION,               :
a Delaware corporation,                    :
                                           :
          Plaintiff,                       :
                                           :
          v.                               :       CASE NO.
                                           :
DILLON INVESTORS, L.P., a                  :       COMPLAINT FOR
Delaware partnership; RODERICK             :       INJUNCTIVE RELIEF
H. DILLON, JR., an individual;             :
RODERICK H. DILLON, JR.                    :
FOUNDATION, an Ohio trust;                 :
BRADLEY C. SHOUP, an                       :
individual; TIMOTHY M. KELLEY,             :
an individual; RALPH V.                    :
WHITWORTH, an individual; and              :
JORDAN M. SPIEGEL, an                      :
individual,                                :

          Defendants.:



          Plaintiff Citadel Holding Corporation ("Citadel"), on knowledge as to plaintiff, and otherwise upon information and belief, alleges as follows:
                           THE PARTIES
          1. Plaintiff Citadel is a publicly held corporation, organized and existing under the laws of the State of Delaware, with its principal place of business at 600 North Brand
Boulevard, Glendale, California 91203.
          2. Citadel is the owner of approximately 17 percent of the issued and outstanding shares of stock of Fidelity Federal Bank, FSB ("Fidelity"), which is a federal savings bank that is subject to the rules and regulations of the Office of Thrift Supervision ("OTS").
          3. There are approximately 6,669,924 shares of Citadel common stock that have been issued and are outstanding ("Citadel Shares"). Citadel's records indicate that Citadel
Shares are held by approximately 274 shareholders of record. The Citadel Shares are traded as a listed security on the American
Stock Exchange, and they are registered pursuant to Section 12 of the Securities Exchange Act of 1934 ("Exchange Act").
          4. Defendant Roderick H. Dillon, Jr. ("Dillon") has represented in filings with the Securities and Exchange
Commission ("SEC") that he is the beneficial owner of 5,000 shares of common stock of Citadel and that his holdings equal approximately 0.075% of Citadel Shares. In addition, Dillon maintains an individual retirement account ("Dillon IRA"), and Dillon has represented in filings with the SEC that the Dillon
IRA is the beneficial owner of 5,000 shares of common stock of Citadel, which equal approximately 0.075% of Citadel Shares.
Dillon is a citizen of the State of Ohio. Dillon is the Chief Investment Officer of Dillon Capital Management, L.P.
          5.   Defendant Dillon Investors, L.P. ("Dillon
Investors") is a Delaware partnership with its principal place of business at 21 East State Street, Suite 1410, Columbus,
Ohio 43215. Dillon Investors has represented in filings with the SEC that it is the beneficial owner of 647,000 shares of common stock of Citadel and that its holdings equal approximately 9.70% of Citadel Shares. Dillon is the sole general partner of Dillon Investors. Dillon is a controlling person of Dillon Investors within the meaning of Section 20(a) of the Exchange Act and is the beneficial owner of Dillon Investors' Citadel Shares.
          6.   Defendant Roderick H. Dillon, Jr. Foundation
("Dillon Foundation") is a trust organized in and existing pursuant to the laws of the State of Ohio. The Dillon Foundation has represented in filings with the SEC that it is the beneficial owner of 2,000 shares of common stock of Citadel and that such shares, which are beneficially owned by Dillon, equal approximately 0.03% of Citadel Shares. Dillon is the sole trustee of the Dillon Foundation and is the beneficial owner of the Dillon Foundation's Citadel Shares. Dillon is a controlling person of the Dillon Foundation within the meaning of
Section 20(a) of the Exchange Act.
          7. Defendant Bradley C. Shoup ("Shoup") has represented in filings with the SEC that he is the beneficial owner of the assets of an IRA account in Shoup's name. Shoup has further represented in filings with the SEC that he is the beneficial owner of 2,000 shares of common stock of Citadel, which equals approximately 0.03% of Citadel Shares. Shoup is a citizen of California. Shoup is also a partner at Batchelder & Partners, Inc., a financial advisory firm in La Jolla, California that specializes in, among other things, consulting in corporate takeovers.
          8. Defendants Timothy M. Kelley, Ralph V. Whitworth, and Jordan M. Spiegel are citizens of the States of Ohio, Virginia, and California respectively. Kelley is Secretary, Treasurer, and General Counsel of Donald W. Kelley & Associates, Inc., a real estate consulting and development firm located in Columbus, Ohio. Whitworth is President of Whitworth &
Associates, a corporate consulting firm in Washington, D.C.
Spiegel is Executive Vice-President of A. B. Laffler, V. A.
Canto & Associates, an economic consulting firm located in La
Jolla, California. Kelley, Whitworth, and Spiegel are part of a slate of proposed directors, including Dillon and Shoup, who are seeking to take control of Citadel by ousting its current Board of Directors and then liquidating and dissolving Citadel, by means of false and misleading filings with the SEC, public statements, and proxy solicitations.
                     JURISDICTION AND VENUE
          9. This action arises under Section 13(d) of the Exchange Act, 15 U.S.C. Section 78m(d), and the rules and regulations of the SEC promulgated thereunder. Jurisdiction and venue of this court are founded on 28 U.S.C. Sections 1331, 1337 and 1391, and on Section 27 of the Exchange Act, 15 U.S.C. Section 78aa. Acts and transactions constituting and in furtherance of violations of the Exchange Act have occurred and continue to occur in this District and have been committed by defendants through use of the means and instrumentalities of interstate commerce and of the U.S.
mails.
          10. The amount in controversy herein, exclusive of interest and costs, exceeds $50,000.
                    THE DEFENDANTS' SCHEME
          11. Since at least March 1993, Defendants have acted in concert with each other and with others for the purpose of acquiring control of Citadel in order to liquidate its assets and dissolve Citadel irrespective of any attendant fiduciary duties. Defendants have engaged Garland Associates, Inc. to assist them.
As part of and in furtherance of defendants' scheme, defendants have stated publicly, and with the intention of supporting their effort to wrest control of Citadel's Board of Directors, or, alternatively, as part of a greenmail scheme, that they believe the liquidation value of Citadel Shares far exceeds their market value, suggesting a difference of roughly $9 per share rather than roughly $4 per share, respectively.
          12. Dillon has agreed to indemnify Kelley, Whitworth, Spiegel and Shoup against all liabilities, including liabilities under the federal securities laws, in connection with efforts to obtain control of Citadel's Board of Directors and, if successful, dissolution and liquidation of Citadel. Dillon intends to force Citadel shareholders to pay for any costs associated with such liabilities and the costs of defendants' attempted takeover.
          13. If defendants are successful in acquiring control of Citadel, through control of its Board of Directors, they will seek, among other things, and irrespective of their fiduciary duties to all Citadel shareholders, to:
               - Take Citadel's block of shares of Fidelity and dilute their value by distributing them pro rata to Citadel's shareholders, thereby benefitting defendants to the detriment of Citadel's other shareholders.
               - Liquidate the assets of Citadel and dissolve Citadel at fire sale prices to the detriment of Citadel's other shareholders.
          14. In carrying out the foregoing scheme, defendants have violated federal law by, among other things:
               - Failing to disclose contracts, arrangements and understandings among them and with others respecting the stock of Citadel, as mandated by Section 13(d) of the Exchange
Act.
               - Failing to disclose that they and others constitute a "group," organized for the purpose of seizing control of Citadel, as mandated by Section 13(d) of the Exchange
Act.
               - Failing to disclose their true purposes and intentions in their Schedule 13Ds, including their intent to wrest control of Citadel's Board of Directors and dissolve
Citadel and liquidate its assets, irrespective of any fiduciary duties owed to other Citadel shareholders, as mandated by
Section 13(d) of the Exchange Act.
               - Failing to disclose detailed and accurate information concerning themselves and their related entities, including Garland Associates, Inc., Dillon Capital Management,
L.P., Batchelder & Partners, Inc., Donald W. Kelley & Associates, Inc., Whitworth & Associates, A. B. Laffler, V. A. Canto & Associates, Loomis, Sayles & Co., Inc., and United Shareholders Association, as mandated by Section 13(d) of the Exchange Act.
For example, defendants' proposed slate of Directors includes at least two individuals formerly associated with a well-known corporate raider (T. Boone Pickens) known for his greenmail tactics.
               - Failing to disclose the adverse consequences to Citadel and its shareholders if defendants wrest control of Citadel and dissolve Citadel and liquidate its assets, which defendants are in a position to know, as mandated by
Section 13(d) of the Exchange Act.
               - Failing to disclose the adverse consequences to Citadel and its shareholders if defendants fail to obtain approval by the OTS and other governmental agencies for their plan, which defendants are in a position to know, as mandated by
Section 13(d) of the Exchange Act.
               -    Failing to identify the key assumptions
underlying their liquidation and dissolution plan, as mandated by
Section 13(d) of the Exchange Act.
               - Failing to identify their opinion of the liquidation value of Citadel's assets, as mandated by
Section 13(d) of the Exchange Act.
               -    Failing to identify whether and why the
market price of Citadel Shares is not a reliable indicator of their value, as mandated by Section 13(d) of the Exchange Act.
               - Failing to disclose defendants' alternative valuation for Citadel Shares, as mandated by Section 13(d) of the Exchange Act.
               - Failing to identify the material contracts that might be terminated upon liquidation and the resulting impact on Citadel's shareholders, which defendants are in a position to know, as mandated by Section 13(d) of the Exchange
Act.
               - Failing to identify the adverse tax conse-quences to Citadel and its shareholders if defendants' scheme is successfully implemented, which defendants are in a position to know, as mandated by Section 13(d) of the Exchange Act.
               -    Failing to disclose defendants' fee
arrangement with and financial incentives to financial and legal advisors and counselors, including Dillon Capital Management, L.P., Batchelder & Partners, Inc., Donald W. Kelley & Associates, Inc., Whitworth & Associates, A. B. Laffler, V. A. Canto & Associates, and Garland Associates, Inc., as mandated by
Section 13(d) of the Exchange Act.
               - Failing to disclose the existence and nature of any financing or other arrangements in connection with the acquisition by anyone of Citadel Shares in support of defendants' scheme, as mandated by Section 13(d) of the Exchange Act.
                   THE SCHEDULE 13D STATEMENTS
          15. On or about March 18, 1994, Dillon (on behalf of himself and the Dillon IRA), Dillon Investors, and the Dillon Foundation filed a 13D statement with the SEC. Defendants disclosed that they had acquired over 9 percent of Citadel
Shares. Defendants did not, however, disclose that they had been acting and were continuing to act as a group among themselves and with others in connection with the acquisition of Citadel Shares, or that their intention was and is to seek to effectuate a change in the control of Citadel and dissolve the company and liquidate its assets, irrespective of any fiduciary duties owed to other Citadel shareholders. Defendants also did not disclose any of the information described in paragraph 14 of this Complaint, as mandated by Section 13(d) of the Exchange Act. This permitted defendants to accumulate a greater interest in Citadel before filing their 13D Statement, in violation of Section 13(d) of the Exchange Act. Despite the fact that defendants have filed four amendments to this 13D, to this day they have not made such disclosures.
          16. On or about September 9, 1994, Dillon (on behalf of himself and the Dillon IRA), Dillon Investors, and the Dillon Foundation filed their first amendment to their earlier 13D filing. This filing, however, did not disclose that defendants had been acting and were continuing to act as a group among themselves and with others in connection with their acquisition of Citadel Shares or their intention to seek to effectuate a change in the control of Citadel and dissolve the company and liquidate its assets, irrespective of any fiduciary duties owed to other Citadel shareholders. Defendants also did not disclose any of the information described in paragraph 14 of this Complaint, as mandated by Section 13(d) of the Exchange Act.
          17. On or about October 17, 1994, Dillon (on behalf of himself and the Dillon IRA), Dillon Investors, and the Dillon Foundation filed their second amendment to their earlier 13D filing. Defendants still did not disclose that they had been acting and were continuing to act as a group with others in connection with their Citadel Shares, or their intention to seek to effectuate a change in the control of Citadel and dissolve the company and liquidate its assets, irrespective of any fiduciary duties owed to other Citadel shareholders. Defendants also did not disclose any of the information described in paragraph 14 of this Complaint, as mandated by Section 13(d) of the Exchange Act.
          18. On or about November 4, 1994, Dillon (on behalf of himself and the Dillon IRA), Dillon Investors, the Dillon
Foundation and Shoup finally disclosed their slate of nominees to the Board of Directors of Citadel in yet another 13D amendment as part of their long-held plan with others to dissolve Citadel and liquidate its assets, irrespective of any fiduciary duties owed to other Citadel shareholders. Defendants did not disclose in the 13D amendment, however, that they were acting as a part of a group with others in acquiring Citadel Shares or seeking to acquire control of Citadel or their intention to seek to effectuate a change in the control of Citadel and dissolve the company and liquidate its assets, irrespective of any fiduciary duties owed to other Citadel shareholders. Defendants also did not disclose any of the information described in paragraph 14 of this Complaint, as mandated by Section 13(d) of the Exchange Act.
          19. On or about November 7, 1994, Dillon (on behalf of himself and the Dillon IRA), Dillon Investors, the Dillon
Foundation and Shoup filed their fourth amendment to their prior
13D statement. Defendants disclosed that they had submitted preliminary proxy materials to the SEC to solicit proxies to elect their slate of Directors. Despite filing this fourth amendment to the 13D, Defendants continued to refuse to acknowledge that they were and/or acting as a group with others, but claimed that their only agreement or understanding was that the members of the Dillon slate have agreed to be nominated and serve as Directors of Citadel. The 13D fails to state that these persons are part of a "group," fails to state that they have certain agreements and understandings with regard to Citadel
Shares, and fails to make the disclosures identified in paragraph 14 of this Complaint.
               IRREPARABLE INJURY TO CITADEL, ITS
              SHAREHOLDERS AND THE INVESTING PUBLIC

          20. Citadel, its shareholders, and the investing public have been and will continue to be substantially and irreparably injured by defendants' ongoing and unlawful scheme and conduct in that, among other things:
               (a) Through their unlawful acts, defendants have sown the seeds of misinformation which Citadel cannot remedy after the fact through counter-information;
               (b)  Citadel shareholders (both present and
prospective) are being compelled to make hasty, ill-informed investment decisions, including proxies and consents, concerning Citadel Shares -- which decisions could result in a change in the management of Citadel and drastic (and severely detrimental) changes in the operations and plans of the company -- without the benefit of the full and fair disclosures and truthful information to which they are entitled under, among other things, Section 13(d) of the Exchange Act.
               (c) By reason of defendants' unlawful conduct, there has been and will continue to be confusion and misunder-standing on the part of Citadel shareholders and the general investing public as to the true intentions of defendants with respect to Citadel and its operations -- including defendants' unyielding decision to dissolve Citadel and liquidate its assets
- -- and a major disruption in the market for Citadel Shares;
               (d)  The market for Citadel Shares is being
manipulated; indeed, many of Citadel's shareholders have been and will be induced to give proxies or consents to defendants or to sell their shares to market professionals, speculators, or members of defendants' group by reason of defendants' manipulation;
               (e) The widespread confusion and uncertainty created by defendants' misconduct as to their intention toward Citadel is causing, and will continue to cause, serious dislocations in the operation of and plans for Citadel's business and the market for its securities; and
               (f) Citadel may be wrongfully coerced to act to dispose of valuable assets at less than the full value that could be obtained for such assets but for defendants' wrongful conduct.
                  FIRST CAUSE OF ACTION AGAINST
                      ALL OF THE DEFENDANTS

          21. Citadel repeats and realleges each and every allegation of Paragraphs 1 through 20 as if set forth fully herein.
          22.  Section 13(d)(1) of the Exchange Act, 15 U.S.C.
Section 78m(d)(1), provides that any person acquiring 5 percent or more of the shares of any company registered under Section 12 of the Exchange Act must file a Schedule 13D statement. Section
13(d)(3), 15 U.S.C. Section 78m(d)(3), provides that "when two or more persons act as a . . . group for the purpose of acquiring, holding, or disposing of securities of an issuer, such . . .
group shall be deemed a 'person' for the purposes of this subsection." Under SEC Regulation 13D-101, 17 C.F.R.
Section 240.13D-101, Item 4 of that Schedule 13D must disclose, among other things, "the purpose or purposes of the acquisition."
Under SEC Regulation 13D-101, Item 6 of that Schedule 13D must describe "any contracts, arrangements, understandings or relationships (legal or otherwise)" among the persons filing the
Schedule 13D and any other person.
          23. The March 17, 1989 Schedule 13D statement filed by defendants and all of the amendments thereto, including but not limited to that filed on or after November 7, 1994 (the most recent amendment), are materially false and misleading in that, among other things, they:
               - Fail to disclose contracts, arrangements and understandings among them and with others respecting the stock of Citadel, as mandated by Section 13(d) of the Exchange Act.
               -    Fail to disclose that they and others
constitute a "group," organized for the purpose of seizing control of Citadel, as mandated by Section 13(d) of the Exchange
Act.
               - Fail to disclose their true purposes and intentions in their Schedule 13Ds, including their intent to wrest control of Citadel's Board of Directors and dissolve
Citadel and liquidate its assets, irrespective of any fiduciary duties owed to other Citadel shareholders, as mandated by
Section 13(d) of the Exchange Act.
               -    Fail to disclose detailed and accurate
information concerning themselves and their related or affiliated entities, including Garland Associates, Inc., Dillon Capital Management, L.P., Batchelder & Partners, Inc., Donald W. Kelley & Associates, Inc., Whitworth & Associates, A. B. Laffler, V. A.
Canto & Associates, Loomis, Sayles & Co., Inc. and United
Shareholders Association, as mandated by Section 13(d) of the Exchange Act. For example, defendants' proposed slate of Directors includes at least two individuals formerly associated with a well-known corporate raider (T. Boone Pickens) known for his greenmail tactics.
               - Fail to disclose the adverse consequences to Citadel and its shareholders if defendants wrest control of Citadel and dissolve Citadel and liquidate its assets, which defendants are in a position to know, as mandated by
Section 13(d) of the Exchange Act.
               - Fail to disclose the adverse consequences to Citadel and its shareholders if defendants fail to obtain approval by the OTS and other governmental agencies for their plan, which defendants are in a position to know, as mandated by
Section 13(d) of the Exchange Act.
               -    Fail to identify the key assumptions
underlying their liquidation and dissolution plan, as mandated by
Section 13(d) of the Exchange Act.
               -    Fail to identify their opinion of the
liquidation value of Citadel's assets, as mandated by
Section 13(d) of the Exchange Act.
               - Fail to identify whether and why the market price of Citadel Shares is not a reliable indicator of their value, as mandated by Section 13(d) of the Exchange Act.
               - Fail to disclose defendants' alternative valuation for Citadel Shares, as mandated by Section 13(d) of the Exchange Act.
               - Fail to identify the material contracts that might be terminated upon liquidation and the resulting impact on Citadel's shareholders, which defendants are in a position to know, as mandated by Section 13(d) of the Exchange Act.
               -    Fail to identify the adverse tax conse-
quences to Citadel and its shareholders if defendants' scheme is successfully implemented, as mandated by Section 13(d) of the Exchange Act.
               - Fail to disclose defendants' fee arrangement with and financial incentives to financial and legal advisors and counselors, including Dillon Capital Management, L.P.,
Batchelder & Partners, Inc., Donald W. Kelley & Associates, Inc., Whitworth & Associates, A. B. Laffler, V. A. Canto & Associates, and Garland Associates, Inc., as mandated by Section 13(d) of the Exchange Act.
               - Fail to disclose the existence and nature of any financing or other arrangements in connection with the acquisition by anyone of Citadel Shares in support of defendants' scheme.
          24. All of the above-described 13D statements and amendments thereto also are materially false and misleading in that they fail to disclose that defendants have been and are actively seeking to expand the group or to further its aims by soliciting other shareholders prior to any filing and issuance of formal proxy materials.
          25. The above-stated misrepresentations and omissions of facts and circumstances are material to any evaluation by Citadel shareholders and members of the investing public with respect to their investment decisions concerning the retention, sale or purchase of Citadel Shares, as well as their decision to grant or withhold proxies and/or consents.
          26. By virtue of the foregoing, defendants have violated and are continuing to violate Section 13(d) of the Exchange Act and the rules and regulations, including Rule 13d-1, promulgated thereunder.
          27. Defendants Kelley, Whitworth, and Spiegel, by continuing to participate in the scheme described above, with knowledge of its true purpose and the material violations of
Section 13(d) of the Exchange Act as set forth herein, have aided and abetted and conspired with, and continue to aid and abet and conspire with the other defendants in the commission of the violations alleged herein. Defendants are direct, necessary and substantial participants in the conspiracy and know that their conduct has assisted and will continue to assist the accomplish-ment of the wrongful conduct and wrongful goals of the others.
          28. The defendants have failed to correct the false and misleading statements contained in their Schedule 13D
Statement and amendments thereto, and, unless enjoined by this Court, will proceed with an illegal accumulation of stock, consent solicitation, or a proxy contest. This will have the impact of materially misleading Citadel's shareholders as set forth herein. Citadel has no adequate remedy at law. Citadel cannot avoid the substantial irreparable injuries that are being caused by the material misstatements and omissions by the defendants who have violated and are continuing to violate
Section 13(d) of the Exchange Act.
                 SECOND CAUSE OF ACTION AGAINST
                      ALL OF THE DEFENDANTS

          29. Citadel repeats and realleges each and every allegation of Paragraphs 1 through 28 as if set forth fully herein.
          30. Rule 13d-2(a) requires that if any material change occurs in the facts set forth in a 13D Statement, the person or persons affected must file "promptly" an amendment disclosing such change.
          31. The defendants have failed to file promptly appropriate amendments to their prior 13D Statement and subsequent amendments after material changes have occurred in the facts as previously set forth.
          32. The defendants thus have violated and continue to violate Section 13(d) and the rules promulgated thereunder.
          33.  Citadel has no adequate remedy at law.
          WHEREFORE, plaintiff demands judgment against defendants as follows:
          1. On the First and Second Causes of Action, granting Citadel temporary, preliminary and permanent injunctive relief against defendants, and their directors, officers, partners, employees, agents, subsidiaries, and affiliates, and all other persons or entities acting in concert with or on behalf of defendants (collectively, "Defendants"), directly or indirectly, as follows:
               (a)  an order forbidding Defendants from
soliciting any proxies or consents related to Citadel Shares until each of the Defendants has disclosed the material information which has been omitted from, and corrected the information misstated in, the 13D Schedule and amendments thereto;
               (b)  an order prohibiting the voting of any
Citadel Shares pursuant to any proxy granted or which may be granted pursuant to Defendants' proxy solicitation prior to the date 10 days following public dissemination, by press release and mailing to all Citadel shareholders solely at Defendants' expense, of the corrective disclosures referred to above;
               (c) an order prohibiting the use, in any way whatsoever, of any consents to Citadel shareholder action without a meeting granted pursuant to the Defendants' proxy solicitation prior to the date 10 days following public dissemination, by press release and mailing to Citadel shareholders solely at Defendants' expense, of the corrective disclosures referred to above;
               (d) an order enjoining each of the Defendants from acquiring or attempting to acquire any further Citadel Shares until ten days after Defendants have disclosed the material information omitted from, and corrected the information misstated in, their Schedule 13D and amendments;
               (e) an order enjoining each of the Defendants from exercising all voting rights, whether in person or by proxy, appertaining to Citadel Shares acquired by them during the period of time that they had failed to make disclosures required by, or had made disclosures which were materially inaccurate or deficient pursuant to, Section 13(d) of the Exchange Act (March 1993 to the present);
               (f) an order enjoining each of the Defendants from exercising or attempting to exercise any influence or control over the business or management of Citadel until amended 13Ds are filed disclosing all material information omitted from the prior 13Ds and amendments and correcting all misstatements in the 13Ds and amendments;
               (g) an order enjoining each of the Defendants from using or attempting to use any Citadel Shares as a means of controlling or affecting the management of Citadel;
               (h) an order prohibiting Defendants from making any false or misleading public statements regarding Citadel or Citadel Shares;
               (i) an order prohibiting Defendants from taking or attempting to take any other steps in furtherance of their unlawful scheme; and
               (j)  an order prohibiting Defendants from
soliciting or arranging for the solicitation of orders to buy or sell any Citadel Shares.
          2. On the First and Second Causes of Action, directing defendants in this action to comply with the requirements of Section 13(d) of the Exchange Act and to file a complete and truthful Schedule 13D statement;
          3. Declaring and decreeing that Citadel is entitled to refuse to transfer on its books any stock purchased by or for Defendants pursuant to their unlawful plan, scheme, and course of conduct or to recognize the vote with respect to any such stock purchased by Defendants;
          4. Granting Citadel its costs and disbursements, including reasonable attorneys' fees in this action; and
          5. Granting Citadel such other and further relief as the Court deems just and proper.

DATED:  November 16, 1994          GIBSON, DUNN & CRUTCHER
                                   RICHARD P. LEVY
                                   KEVIN S. ROSEN
                                   LINCOLN D. BANDLOW


                                   By: /s/ Kevin S. Rosen
                                      Kevin S. Rosen

                                   Attorneys for Plaintiff
                                   Citadel Holding Corporation